Filed pursuant to Rule 424(b)(3)

Registration No. 333-177821

Prospectus Supplement No. 3

(To Prospectus dated February 10, 2012)

25,800,000 SHARES OF COMMON STOCK

OF

TECHNEST HOLDINGS, INC.

_______________________

This prospectus supplement No. 3 supplements and amends the prospectus dated February 10, 2012, as amended by prospectus supplement no. 1 dated February 16, 2012 and prospectus supplement no. 2 dated February 23, 2012, referred to herein as the Prospectus.  This prospectus supplement includes our current report on Form 8-K dated and filed with the Securities and Exchange Commission on February 28, 2012.

This prospectus supplement should be read in conjunction with the Prospectus, prospectus supplement no. 1 and prospectus supplement no. 2, which are to be delivered with this prospectus supplement.  This prospectus supplement is qualified by reference to the Prospectus as supplemented to date, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our securities. These risks are described under the caption “Risk Factors” beginning on page 7 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 28, 2012.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   February 28, 2012

TECHNEST HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-27023	88-0357272
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

352A Christopher Avenue, Gaithersburg, MD 20879

(Address of principal executive offices) (Zip Code)

352A Christopher Avenue, Gaithersburg, MD 20879

(Mailing Address)

(301) 767-2810

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

On February 28, 2012, Technest Holdings, Inc. issued a press release announcing the completion of the base-level portion of workflow information technology of its wholly-owned subsidiary, AccelPath LLC.

A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description	Filed with this Current Report

99.1	Press Release of Technest Holdings, Inc. dated February 28, 2012	x

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TECHNEST HOLDINGS, INC.

By:	/s/ Shekhar Wadekar
Chief Executive Officer

Date:   February 28, 2012

EXHIBIT INDEX

Exhibit No.	Description	Filed with this Current Report

99.1	Press Release of Technest Holdings, Inc. dated February 28, 2012	x

AccelPath Completes Base-Level Portion of its Workflow IT Technology

GAITHERSBURG, MD and WESTWOOD, MA – February 28, 2012 — AccelPath, LLC, (“AccelPath” or the “Company”), a wholly-owned and operating subsidiary of Technest Holdings, Inc. (OTCBB: TCNH.OB), completes base-level portion of workflow information technology.

AccelPath is developing a suite of HIPAA (Health Insurance Portability and Accountability Act) compliant software tools to enable creation, submission, and reporting of pathology cases and to provide secure online access to reports. AccelPath works with pathologists, laboratory staff and clinical office managers to design and develop the toolset.  This toolset significantly improves efficiency of workflow and utilization of bandwidth while complying with strict guidelines dictated by HIPAA patient confidentiality requirements.

“We are pleased that AccelPath is building a comprehensive, HIPAA-compliant solution to a long-awaited need for digital transmission and management of pathology reports,” said Shekhar Wadekar, the Company’s Chief Executive Officer. “We believe that we will continue to improve the system and attract additional pathologists, medical institutions and new customers as they become more comfortable with our advanced product offerings.”

About AccelPath

AccelPath provides technology solutions that play a key role in delivering information required for diagnosis of diseases and other pathologic conditions with and through its associated institutional pathologists. The medical institutions, with whom the Company partners, prepare comprehensive diagnostic reports of a patient’s condition and consult with referring physicians to help determine the most appropriate treatment. Such diagnostic reports enable the early detection of disease, allowing referring physicians to make informed and timely treatment decisions that improve their patients’ health in a cost-effective manner. The Company seeks out referring physicians and histology laboratories in need of high-quality pathology interpretations and manages HIPAA-compliant digital case delivery and reporting while developing comprehensive solutions for managing medical information.

AccelPath is currently focused on the $14 billion anatomic pathology market in the US. The Company’s business model builds upon the expertise of experienced pathologists to provide seamless, reliable and comprehensive pathology and special test offerings to referring physicians using conventional and digital technologies. The Company establishes longstanding relationships with the referring physicians as a result of focused delivery of its partner’s diagnostic services, personalized responses and frequent consultations, and its proprietary flexible information technology, or IT, solutions that are customizable to the referring physicians’ or laboratories as well as the pathologists’ needs. Such diagnostic reports often enable the early detection of disease, allowing referring physicians to make informed and timely treatment decisions that improve their patients’ health in a cost-effective manner. AccelPath’s IT and communications platform enables it to efficiently and securely deliver diagnostic reports to referring physicians. In addition, AccelPath’s IT platform enables close tracking and monitoring of medical statistics.

Technest focuses on the design, research, development and integration of three-dimensional imaging devices and systems primarily in the healthcare industries. The Company also develops solutions and intelligent surveillance devices and systems, as well as three-dimensional facial recognition systems for security and law enforcement agencies. Historically, the Company’s largest customers have been the National Institutes of Health and the Department of Defense. The Company’s solutions leverage several core proprietary technology platforms, including 3D imaging technologies.

Additional Company information may be found on the Internet at:

www.accelpath.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” relating to the business of the Company, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements include, but are not limited to, statements about the Company’s expected future performance and achievement of milestones.  The results anticipated by any or all of these forward-looking statements may not occur. In addition, these statements reflect management’s current views with respect to future events and are subject to numerous risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in or implied by these forward-looking statements. Factors that could affect those results include, but are not limited to, the acceptance of our solutions in the marketplace, the efforts of our sales force, general economic conditions, and those described in the Company’s reports on Forms 8-K, 10-Q and 10-K and proxy statements and information statements, which have been or will be filed by the Company with the Securities and Exchange Commission (the “SEC”), including without limitation under the caption “Risk Factors” in the Company's Annual Report on Form 10-K filed on October 13, 2011. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict. The Company undertakes no obligation and expressly disclaim any obligation, to revise or publicly update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations:

AccelPath, LLC.

Robert Weinstein, Business Development

917.837.4543

ir@accelpath.com

or

Shekhar Wadekar, Chief Executive Officer

781.269.2120